CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$128,000	$14.67

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933

Pricing supplement dated November 22, 2011 (To the Prospectus dated August 31, 2010 and the Prospectus Supplement dated May 27, 2011)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

$128,000 Notes due November 26, 2014 Linked to the Performance of a Basket of Currencies Relative to the Euro Global Medium-Term Notes, Series A, No. F-195

Key Terms:	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Basket Initial Valuation Date:	November 22, 2011

Issue Date:	November 28, 2011

Basket Final Valuation Date:	November 21, 2014*

Maturity Date:	November 26, 2014*

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof.

Reference Asset:

An equally-weighted basket consisting of the currency exchange rates between (i) the Euro and the Singapore dollar (the “EURSGD” currency exchange rate), (ii) the Euro and the Chinese renmimbi (the “EURCNY” currency exchange rate), (iii) the Euro and the Polish zloty (the “EURPLN” currency exchange rate”), (iv) the Euro and the Turkish lira (the “EURTRY” currency exchange rate), (v) the Euro and the Brazilian real (the “EURBRL” currency exchange rate), and (vi) the Euro and the Mexican peso (the “EURMXN” currency exchange rate) (each, a “currency exchange rate” and a “basket component”, and each of the Singapore dollar, Chinese renminbi, Polish zloty, Turkish lira, Brazilian real and Mexican peso, a “reference currency”). The currency exchange rates on any given day, including the basket initial valuation date, the observation dates and the basket final valuation date, will be determined by the calculation agent with reference to the following:

(a)     where the currency exchange rate is EURSGD, the Singapore dollar per Euro exchange rate, which will be determined as the rate equal to the Singapore dollar per U.S. dollar exchange rate, which appears on Reuters Screen ABSIRFIX01 to the right of the caption “Spot” under the column “SGD” at approximately 11:30 a.m., Singapore time, on the relevant date, multiplied by the U.S. dollar per Euro exchange rate, which appears on Bloomberg screen WMCO1 to the right of the caption “EUR” under the caption “MID” at approximately 4 p.m., London time, on the relevant date;

(b)     where the currency exchange rate is EURCNY, the Chinese renminbi per Euro exchange rate, which will be determined as the rate equal to the Chinese renminbi per U.S. dollar exchange rate which appears on Reuters screen “SAEC” to the right of the caption “Spot” under the column “CNY” at approximately 9:15 a.m., Beijing time, on the relevant date, multiplied by the U.S. dollar per Euro exchange rate, which appears on Bloomberg screen WMCO1 to the right of the caption “EUR” under the caption “MID” at approximately 4 p.m., London time, on the relevant date;

(c)     where the currency exchange rate is EURPLN, the Polish zloty per Euro exchange rate which appears on Reuters screen “ECB37” to the right of the caption “PLN” at approximately 2:15 p.m., Frankfurt time, on the relevant date;

(d)     where the currency exchange rate is EURTRY, the Turkish lira per Euro rate which appears on Reuters screen “ECB37” to the right of the caption “TRY” at approximately 2:15 p.m., Frankfurt time, on the relevant date;

(e)     where the currency exchange rate is EURBRL, the Brazilian real per Euro exchange rate, which will be determined as the rate equal to the Brazilian real per U.S. dollar exchange rate which is the ask price reported on Bloomberg Page BZFXPTAX at approximately 6 p.m., Sao Paulo time, on the relevant date, multiplied by the U.S. dollar per Euro exchange rate, which appears on Bloomberg screen WMCO1 to the right of the caption “EUR” under the caption “MID” at approximately 4 p.m., London time, on the relevant date; and

(f)      where the currency exchange rate is EURMXN, the Mexican peso per Euro exchange rate, which will be determined as the rate equal to the Mexican peso per U.S. dollar exchange rate which appears on Bloomberg screen WMCO1 to the right of the caption “MXN” under the caption “MID” at approximately 4 p.m., London time, on the relevant date, multiplied by the U.S. dollar per Euro exchange rate, which appears on Bloomberg screen WMCO1 to the right of the caption “EUR” under the caption “MID” at approximately 4 p.m., London time, on the relevant date.

Digital Coupon Percentage:	3.50%

Coupon Payments:

If on an observation date the basket return is greater than 0%, you will receive on the related coupon payment date a cash payment equal to the product of the principal amount of your Notes and the digital coupon percentage, calculated as follows per $1,000 principal amount Note:

$1,000 × Digital Coupon Percentage

If on an observation date the basket return is equal to or less than 0%, no coupon will be payable in respect of such observation date.

Observation Dates:	November 22, 2012 and November 22, 2013 (or if either such date is not a scheduled trading day, the next following scheduled trading day).

Coupon Payment Dates:	Three (3) business days following the related observation date.

Payment at Maturity:

If you hold your Notes to maturity, you will receive a payment at maturity determined as follows:

If the basket return as of the basket final valuation date is greater than 0%, you will receive a cash payment based on the basket return as of the basket final valuation date, determined as follows:

$1,000 + [$1,000 × Basket Return]

If the basket return as of the basket final valuation date is equal to or less than 0%, you will receive the principal amount of your Notes.

Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

Basket Return:

On each observation date and on the basket final valuation date, the performance of the reference asset from the basket starting level to the basket ending level, calculated as follows:

Basket Ending Level – Basket Starting Level
Basket Starting Level

Basket Starting Level:	Set equal to 100 on the basket initial valuation date.

Basket Ending Level:

On each observation date and on the basket final valuation date, the basket ending level will be calculated as follows:

100 × [1 + (EURSGD Currency Performance × 1/6) + (EURCNY Currency Performance × 1/6) + (EURPLN Currency Performance × 1/6) + (EURTRY Currency Performance × 1/6) + (EURBRL Currency Performance × 1/6) + (EURMXN Currency Performance × 1/6)]

The returns set forth in the formula above (i.e., EURSGD Currency Performance, EURCNY Currency Performance, EURPLN Currency Performance, EURTRY Currency Performance, EURBRL Currency Performance and EURMXN Currency Performance) reflect the performance of the currency exchange rates as described under “Currency Performance” below.

Currency Performance:

The performance of the applicable currency exchange rate from the initial rate to the final rate, calculated as follows:

Initial Rate – Final Rate
Initial Rate

Where,

Initial Rate = the initial rate for each basket component is 1.7570 with respect to EURSGD, 8.5767 with respect to EURCNY, 4.4637 with respect to EURPLN, 2.5043 with respect to EURTRY, 2.4384 with respect to EURBRL and 18.8927 with respect to EURMXN which, in each case is the currency exchange rate on the basket initial valuation date, determined as described under “Reference Asset” above.

Final Rate = with respect to each currency exchange rate, the currency exchange rate on the related observation date or basket final valuation date, as applicable, determined as described under “Reference Asset” above.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06738KYT2 and US06738KYT23

*	Subject to postponement in the event of a market disruption event as described under “Reference Assets—Currency Exchange Rates—Market Disruption Events for Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-7 of this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of the Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡‡	Proceeds to Barclays Bank PLC
Per Note	100.00%	2.75%	97.25%
Total	$128,000	$3,520	$124,480

‡‡

Barclays Capital Inc. will receive commissions from the Issuer equal to 2.75% of the principal amount of the notes, or $27.50 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

Calculation of Coupon Payment - Hypothetical Examples

The following examples illustrate hypothetical coupon payments per $1,000 principal amount Note with respect to an observation date. The hypothetical examples set forth below are based on the initial rates and final rates as stated below and the digital coupon percentage of 3.50%. The actual final rates will be determined on each observation date, as applicable. The hypothetical coupon payments set forth below are for illustrative purposes only and may not be the actual coupon payments applicable to a purchaser of the Notes. The examples below do not take into account any tax consequences from investing in the Notes. The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1: On an observation date, the Singapore dollar, Chinese renminbi and Polish zloty strengthen against the Euro (this occurs when the final rate decreases from the initial rate, reflecting a fewer number of reference currency per Euro), and the Turkish lira, Brazilian real and Mexican peso weaken against the Euro (this occurs when the final rate increases from the initial rate, reflecting a greater number of reference currency per Euro).

Step 1: Calculate the Currency Performance for each Basket Component.

Basket Component	Initial Rate	Final Rate	Weight	Currency Performance
EURSGD	1.7570	1.0542	1/6	40.00%
EURCNY	8.5767	6.8614	1/6	20.00%
EURPLN	4.4637	3.1246	1/6	30.00%
EURTRY	2.5043	2.6295	1/6	-5.00%
EURBRL	2.4384	2.8042	1/6	-15.00%
EURMXN	18.8927	20.7820	1/6	-10.00%

The Currency Performance of each basket component is the performance of the currency exchange rate from the initial rate to the final rate, calculated as follows:

Initial Rate – Final Rate

Initial Rate

Step 2: Calculate the Basket Ending Level.

The basket ending level is calculated as follows:

100 × [1 + (40.00% × 1/6) + (20.00% × 1/6) + (30.00% × 1/6) + (-5.00% × 1/6) + (-15.00% × 1/6) + (-10.00% × 1/6)] = 110

PS–2

Step 3: Calculate the Basket Return.

The basket return reflects the performance of the basket, calculated as follows:

110 - 100	=	110.00%
100

Step 4: Calculate the Coupon Payment.

Because the basket return of 110.00% is greater than 0%, the investor will receive a coupon payment of $35.00 per $1,000 principal amount Note on the related coupon payment date, calculated as follows:

$1,000 × Digital Coupon Percentage =

$1,000 × 3.50% = $35.00

Example 2: On an observation date, the Singapore dollar and Chinese renminbi, strengthen against the Euro (this occurs when the final rate decreases from the initial rate, reflecting a fewer number of reference currency per Euro), and the Polish zloty, Turkish lira, Brazilian real and Mexican peso weaken against the Euro (this occurs when the final rate increases from the initial rate, reflecting a greater number of reference currency per Euro).

Step 1: Calculate the Currency Performance for each Basket Component.

Basket Component	Initial Rate	Final Rate	Weight	Currency Performance
EURSGD	1.7570	1.0542	1/6	40.00%
EURCNY	8.5767	6.0037	1/6	30.00%
EURPLN	4.4637	5.8028	1/6	-30.00%
EURTRY	2.5043	2.7547	1/6	-10.00%
EURBRL	2.4384	2.8773	1/6	-18.00%
EURMXN	18.8927	21.1598	1/6	-12.00%

The Currency Performance of each basket component is the performance of the currency exchange rate from the initial rate to the final rate, calculated as follows:

Initial Rate – Final Rate

Initial Rate

Step 2: Calculate the Basket Ending Level.

The basket ending level is calculated as follows:

100 × [1 + (40.00% × 1/6) + (30.00% × 1/6) + (-30.00% × 1/6) + (-10.00% × 1/6) + (-18.00% × 1/6) + (-12.00% × 1/6)] = 100

Step 3: Calculate the Basket Return.

The basket return reflects the performance of the basket, calculated as follows:

100 - 100	=	0.00%
100

Step 4: Calculate the Coupon Payment.

Because the basket return is equal to 0%, the investor will receive not receive a coupon payment on the related coupon payment date.

Example 3: On an observation date, all six reference currencies weaken against the Euro (this occurs when the final rate increases from the initial rate, reflecting a greater number of reference currency per Euro).

Step 1: Calculate the Currency Performance for each Basket Component.

Basket Component	Initial Rate	Final Rate	Weight	Currency Performance
EURSGD	1.7570	2.2841	1/6	-30.00%
EURCNY	8.5767	10.7209	1/6	-25.00%
EURPLN	4.4637	5.8028	1/6	-30.00%
EURTRY	2.5043	2.7547	1/6	-10.00%
EURBRL	2.4384	2.7554	1/6	-13.00%
EURMXN	18.8927	21.1598	1/6	-12.00%

PS–3

The Currency Performance of each basket component is the performance of the currency exchange rate from the initial rate to the final rate, calculated as follows:

Initial Rate – Final Rate

Initial Rate

Step 2: Calculate the Basket Ending Level.

The basket ending level is calculated as follows:

100 × [1 + (-30.00% × 1/6) + (-25.00% × 1/6) + (-30.00% × 1/6) + (-10.00% × 1/6) + (-13.00% × 1/6) + (-12.00% × 1/6)] = 80

Step 3: Calculate the Basket Return.

The basket return reflects the performance of the basket, calculated as follows:

80 - 100	=	-20.00%
100

Step 4: Calculate the Coupon Payment.

Because the basket return of -20.00% is less than 0%, the investor will not receive a coupon payment on the related coupon payment date.

What is the Payment at Maturity on the Notes Assuming a Range of Performance for the Reference Asset?

The following table illustrates the payment at maturity on the Notes, excluding any coupon payments that may be payable in respect of the two observation dates over the term of the Notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000, excluding any coupon payments. The hypothetical examples set forth below are based on the initial rates and final rates as stated below. The actual final rates will be determined on the basket final valuation date. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes.

Basket Ending Level	Basket Return	Payment at Maturity	Total Return on the Notes
150.00	50.00%	$1,500.00	50.00%
140.00	40.00%	$1,400.00	40.00%
130.00	30.00%	$1,300.00	30.00%
120.00	20.00%	$1,200.00	20.00%
110.00	10.00%	$1,100.00	10.00%
105.00	5.00%	$1,050.00	5.00%
100.00	0.00%	$1,000.00	0.00%
95.00	-5.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
80.00	-20.00%	$1,000.00	0.00%
70.00	-30.00%	$1,000.00	0.00%
60.00	-40.00%	$1,000.00	0.00%
50.00	-50.00%	$1,000.00	0.00%
40.00	-60.00%	$1,000.00	0.00%
30.00	-70.00%	$1,000.00	0.00%
20.00	-80.00%	$1,000.00	0.00%
10.00	-90.00%	$1,000.00	0.00%
0.00	-100.00%	$1,000.00	0.00%

PS–4

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: On the basket final valuation date, the Turkish lira, Brazilian real and Mexican peso strengthen against the Euro (this occurs when the final rate decreases from the initial rate, reflecting a fewer number of reference currency per Euro), and the Singapore dollar, Chinese renminbi and Polish zloty weaken against the Euro (this occurs when the final rate increases from the initial rate, reflecting a greater number of reference currency per Euro).

Step 1: Calculate the Currency Performance for each Basket Component.

Basket Component	Initial Rate	Final Rate	Weight	Currency Performance
EURSGD	1.7570	2.2841	1/6	-30.00%
EURCNY	8.5767	10.7209	1/6	-25.00%
EURPLN	4.4637	4.6869	1/6	-5.00%
EURTRY	2.5043	1.7530	1/6	30.00%
EURBRL	2.4384	1.9507	1/6	20.00%
EURMXN	18.8927	11.3356	1/6	40.00%

The Currency Performance of each basket component is the performance of the currency exchange rate from the initial rate to the final rate, calculated as follows:

Initial Rate – Final Rate

Initial Rate

Step 2: Calculate the Basket Ending Level.

The basket ending level is calculated as follows:

100 × [1 + (-30.00% × 1/6) + (-25.00% × 1/6) + (-5.00% × 1/6) + (30.00% × 1/6) + (20.00% × 1/6) + (40.00% × 1/6)] = 105

Step 3: Calculate the Basket Return.

The basket return reflects the performance of the basket, calculated as follows:

105 - 100	=	5.00%
100

Step 4: Calculate the Payment at Maturity.

Because the basket return of 5.00% is greater than 0%, the investor will receive a payment at maturity per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Basket Return] = $1,000 + [$1,000 × 5.00%] = $1,050.00

Example 2: On the basket final valuation date, the Brazilian real and Mexican peso strengthen against the Euro (this occurs when the final rate decreases from the initial rate, reflecting a fewer number of reference currency per Euro), and the Polish zloty, Turkish lira, Singapore dollar and Chinese renminbi weaken against the Euro (this occurs when the final rate increases from the initial rate, reflecting a greater number of reference currency per Euro).

Step 1: Calculate the Currency Performance for each Basket Component.

Basket Component	Initial Rate	Final Rate	Weight	Currency Performance
EURSGD	1.7570	2.6355	1/6	-50.00%
EURCNY	8.5767	10.7209	1/6	-25.00%
EURPLN	4.4637	6.4724	1/6	-45.00%
EURTRY	2.5043	3.1304	1/6	-25.00%
EURBRL	2.4384	2.3165	1/6	5.00%
EURMXN	18.8927	15.1142	1/6	20.00%

PS–5

The Currency Performance of each basket component is the performance of the currency exchange rate from the initial rate to the final rate, calculated as follows:

Initial Rate – Final Rate

Initial Rate

Step 2: Calculate the Basket Ending Level.

The basket ending level is calculated as follows:

100 × [1 + (-50.00% × 1/6) + (-25.00% × 1/6) + (-45.00% × 1/6) + (-25.00% × 1/6) + (5.00% × 1/6) + (20.00% × 1/6)] = 80

Step 3: Calculate the Basket Return.

The basket return reflects the performance of the basket, calculated as follows:

80 - 100	=	-20.00%
100

Step 4: Calculate the Payment at Maturity.

Because the basket return of -20.00% is equal to or less than 0%, the investor will receive the principal amount of the Notes at maturity.

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The coupon payments, payment at maturity, observation dates, basket final valuation date, currency exchange rates and the basket are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Currency Exchange Rates—Market Disruption Events Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” with respect to the basket components and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” with respect to the basket; and

•

For a description of further adjustments that may affect one or more basket components or the basket, see “Reference Assets—Currency Exchange Rates—Adjustments Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” and “Reference Assets—Baskets—Adjustments Relating to Securities with the Reference Asset Comprised of a Basket”.

•

Digital Coupon Potential—On each observation date, if the basket return is greater than 0%, you will receive on the related coupon payment date a cash payment equal to the product of the principal amount of your Notes and the digital coupon percentage of 3.50%. Because the Notes are our senior unsecured obligations, payment of any amount under the Notes is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

•

Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement. In addition, this discussion applies to you only if you are an initial purchaser of the Notes; if you are a secondary purchaser of the Notes, the tax consequences to you may be different.

The following section is the opinion of our special tax counsel, Sullivan & Cromwell LLP, and it assumes that the description of the terms of the Notes in this pricing supplement is materially correct. The Notes will be treated as debt instruments subject to

PS–6

special rules governing contingent payment debt instruments for United States federal income tax purposes. Under applicable U.S. Treasury Regulations governing debt instruments with payments denominated in, or determined by reference to, more than one currency, for persons whose functional currency is the U.S. dollar the Notes will not be foreign currency denominated debt instruments because the “predominant” currency of the Notes is the U.S. dollar. Accordingly, we will treat the Notes as being denominated in U.S. dollars and payments on the Notes determined by reference to currencies other than the U.S. dollar as contingent payments under the special U.S. federal income tax rules applicable to contingent payment debt instruments.

Under the rules applicable to contingent payment debt instruments, if you are a U.S. individual or taxable entity, you generally will be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield and projected payment schedule for the Notes and pay tax accordingly. This comparable yield and projected payment schedule are determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield or payments on the Notes will be. In addition, any gain you may recognize on the sale or maturity of the Notes will be taxed as ordinary interest income and any loss you may recognize on the sale or maturity of the Notes would generally be ordinary loss to the extent of the interest you previously included as income in respect of the Notes and thereafter would be capital loss. If you are a noncorporate holder, you would generally be able to use such ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

One consequence of the application of the contingent payment debt instrument rules to your Notes is that you will likely be required to include an amount of interest in income in certain periods that exceeds the interest (if any) that is due on your Notes in such periods, regardless of whether a coupon is paid in such periods. We expect that this will likely be the case in 2011, 2012 and 2013 for calendar year taxpayers. Conversely, for calendar year taxpayers, you will likely be required to include an amount of interest in income in 2014 that is less than the interest (if any) that is due on your Notes in 2014. In the aggregate, if you hold your Notes to maturity, the total amount of income you include should equal the total amount of interest you received.

If you purchase your Notes for an amount that differs from the principal amount of the Notes, you may be subject to special tax rules as described in “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement (in particular, the rules that apply when a U.S. holder purchases a contingent payment debt instrument for an amount that differs from the adjusted issue price of that contingent payment debt instrument at the time of the purchase). These rules are complex and therefore individuals are urged to consult their tax advisors regarding these rules.

For a further discussion of the tax treatment of your Notes, including information regarding obtaining the comparable yield and projected payment schedule for your Notes and the tax consequences to secondary purchasers of the Notes, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 are generally required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions (such as your Notes), as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. The Internal Revenue Service has suspended this filing requirement for tax returns that are filed before it finalizes the form on which to report the relevant information. However, once the Internal Revenue Service finalizes the form, taxpayers that were not required to report in prior years because of the suspension will nevertheless be required to report the relevant information for such prior years on such form. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Non-U.S. Holders. Barclays currently does not withhold on payments treated as interest to non-U.S. holders in respect of instruments such as the Notes. However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any payments treated as interest at a 30% rate, unless you have provided to Barclays an appropriate and valid Internal Revenue Service Form W-8. In addition, non-U.S. holders will be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying prospectus supplement.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the reference currencies or the Euro. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

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•	“Risk Factors—Additional Risks Relating to Digital Notes”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Characterized as Benefiting From Full Principal Protection”;

•	“Risk Factors—Additional Risks Relating to Securities Based on a Basket Comprised of More Than One Reference Asset”; and

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets that are Currencies, an Index Containing Currencies, Shares or Other Interests in an Exchange-Traded Fund Invested in Currencies or Based in Part on Currencies”.

In addition to the risks described above, you should consider the following:

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The Notes Might Not Pay More Than the Principal Amount—The return on the Notes is linked to the bullish performance of the reference currencies relative to the Euro. If the basket ending level on an observation date is equal to or less than the basket starting level, no coupon will be payable on the related coupon payment date. If the basket ending level on each observation date is equal to or less than the basket starting level, you will receive no coupon payments throughout the term of the Notes. If the basket ending level on the basket final valuation date is equal to or less than the basket starting level, you will not receive a payment at maturity of more than the principal amount of your Notes. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party.

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Coupon Payments Will be Limited to the Digital Coupon Percentage—If the basket return is greater than 0% on an observation date, for each $1,000 principal amount Note, the coupon payment you will receive on the related coupon payment date will not exceed the product of the principal amount of your Notes and the digital coupon percentage, regardless of the appreciation of the reference currencies relative to the Euro, which may be significant.

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Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

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Notes Bearish on the Euro—The basket return will only be positive if, on average, the value of the Euro weakens relative to the reference currencies, as measured from the initial rates on the basket initial valuation date to the final rates on the related observation date or on the basket final valuation date, as applicable. If, on average, the Euro appreciates in value relative to the Singapore dollar, Chinese renminbi, Polish zloty, Turkish lira, Brazilian real and Mexican peso as measured from the initial rates on the basket initial valuation date to the final rates on the related observation date or on the basket final valuation date, you will not receive coupon payments on the Notes or a payment at maturity of more than the principal amount of your Notes, as applicable.

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Emerging Market Risks—An investment linked to emerging market currencies, which include the reference currencies, involves many risks beyond those involved in an investment linked to the currencies of developed markets, including, but not limited to: economic, social, political, financial and military conditions in the emerging markets, including especially political uncertainty and financial instability; the increased likelihood of restrictions on export or currency conversion in the emerging markets; the greater potential for an inflationary environment in the emerging markets; the possibility of nationalization or confiscation of assets; the greater likelihood of regulation by the national, provincial and local governments of the emerging market countries, including the imposition of currency exchange laws and taxes; and less liquidity in emerging market currency markets than in those of developed markets. The currencies of emerging markets may be more volatile than those of developed markets and may be affected by political and economic developments in different ways than developed markets. Moreover, the emerging market economies may differ favorably or unfavorably from developed market economies in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

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Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

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Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

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Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

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Gains in the Currency Performance of One or More Reference Currencies May Be Offset by Losses in the Currency Performance of Other Reference Currencies—The Notes are linked to the performance of the reference currencies relative to the Euro. The performance of the basket will be based on the appreciation or depreciation of the basket as a whole. Therefore, the positive Currency Performance of one or more reference currencies relative to the Euro may be offset, in whole or in part, by the negative Currency Performance of one or more of the other reference currencies relative to the Euro of equal or greater magnitude. The performance of the basket is dependent on the Currency Performance of each reference currency, which is in turn based on the formula set forth above.

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Investing in the Notes is Not Equivalent to Investing Directly in the Reference Currencies or the Euro—You may receive a lower return on the Notes than you would have received if you had invested directly in the reference currencies or the Euro. Additionally, the basket return is based on the Currency Performance of each of the reference currencies relative to the Euro, which is in turn based on the formula set forth above. The Currency Performances are based solely on such stated formula and not on any other formula that could be used to calculate currency returns.

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Any Coupon Payments and the Payment at Maturity on Your Notes Are Not Based on the Currency Exchange Rates Comprising the Basket at Any Time Other than the Observation Dates and the Basket Final Valuation Date, As Applicable—Any coupon payments and the payment at maturity will be based on the basket return as of the related observation date or basket final valuation date, as applicable, which will be based solely on final rates on the observation dates and basket final valuation date, as applicable, relative to the respective initial rates (subject to adjustments as described in the prospectus supplement). Therefore, if the value of one or more of the reference currencies relative to the Euro drops precipitously on an observation date or on the basket final valuation date, your payments in respect of the Notes, including payment at maturity, may be significantly less than it would otherwise have been had the payments been linked to the currency exchange rates at a time other than the observation dates and basket final valuation date. Although the value of the reference currencies relative to the Euro on the maturity date or at other times during the life of your Notes may be higher than on the observation dates or the basket final valuation date, you will not benefit from the currency exchange rates at any time other than the observation dates and basket final valuation date.

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Taxes—As discussed in more detail above, your Notes will be subject to the rules governing contingent payment debt instruments. As a consequence of those rules, you will likely be required to include an amount of interest in income in certain periods that is less than the stated interest on your Notes in such periods. Conversely, you will likely be required to include an amount of interest in income in certain periods that exceeds the interest that is due on your Notes for such periods. However, the application of rules governing contingent payment debt instruments to your Notes is unclear, and you should consult your tax advisor as to U.S. federal income tax consequences of investing in the Notes.

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Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the levels of the basket components on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the currency exchange rates comprising the reference asset;

•	the time to maturity of the Notes;

•	the Euro, Singapore dollar, Chinese renminbi, Polish zloty, Turkish lira, Brazilian real and Mexican peso interest rates, as well as interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events including those affecting the Eurozone economy, in general, and the fluctuations of Euro, in particular; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Historical Information

The following graphs set forth the historical performance of the EURSGD, EURCNY, EURPLN, EURTRY, EURBRL and EURMXN currency exchange rates from January 1, 2001 through November 22, 2011 (based on the daily, closing spot exchange rates from Bloomberg L.P.).

We obtained the information regarding the currency exchange rates of EURSGD, EURCNY, EURPLN, EURTRY, EURBRL and EURMXN below from Bloomberg L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg L.P. The historical performance of the closing currency exchange rates of EURSGD, EURCNY, EURPLN, EURTRY, EURBRL and EURMXN should not be taken as an indication of future performance of such currency exchange rates, and

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no assurance can be given as to the currency exchange rates on either observation date or the basket final valuation date. We cannot give you assurance that the performance of the EURSGD, EURCNY, EURPLN, EURTRY, EURBRL and EURMXN currency exchange rates will result in any coupon payments over the term of the Notes or any return on your initial investment at maturity.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent is committed to take and pay for all of the Notes, if any are taken.

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